Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 dated November 10, 2025 of China SXT Pharmaceuticals, Inc. (“the Company”) of our report dated August 13, 2024, relating to our audits of the consolidated financial statements as of March 31, 2024 and 2023, and for each of the two years in the period ended March 31, 2024, which is in the Company’s Annual Report on Form 20-F for the year ended March 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

November 10, 2025

999 18th Street, Suite 3000, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us